Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of iOThree Limited and its subsidiaries (the “Company”) on Form S-8 of our report dated August 6, 2025, with respect to our audits of the Company’s consolidated financial statements as of March 31, 2025 and 2024, and for the three years ended March 31, 2025, which appears in the Annual Report on Form 20-F of the Company for the year ended March 31, 2025, as amended.

/s/ Audit Alliance LLP

Singapore

August 6, 2025